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     Sale of U.S. Wireless Corporation's Assets to Trafficmaster USA, Inc.


SAN RAMON, Calif., December 12 -U.S. Wireless Corporation (the "Company") announced today that the U.S. Bankruptcy Court for the District of Delaware approved on December 6, 2001 the sale of substantially all of the Company's assets to Trafficmaster USA, Inc., a Delaware corporation and a wholly-owned subsidiary of Trafficmaster Plc, a company registered in England ("Trafficmaster"), and the transaction was effectively closed on December 10, 2001.

Under the terms of the transaction, Trafficmaster acquired substantially all of the Company's assets for $2 million in cash. The Company intends to file a plan of liquidation with the U.S. Bankruptcy Court for the District of Delaware. The shareholders of the Company are not expected to receive any distribution.

/CONTACT: Patricia A. Murphy, (925) 327-6200, or pmurphy@uswcorp.com, of U.S. Wireless Corporation/


Special Note Regarding Forward-Looking Statements: A number of statements contained in this press release which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements, including, among others, the speed at which the network is deployed, the size and scope of the geolocation services market, the timing of governmental requirements, and the success of the Company in this market. A description of these and other risks and uncertainties can be found in the Company's filings with the Securities and Exchange Commission.

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